Exhibit 99.1

Absci Reports Business Updates and Second Quarter 2026 Financial and Operating Results
Announced positive interim Phase 1 data from the HEADLINE™ trial of ABS-201
Completed $100 million underwritten offering, including $40 million strategic investment from Eli Lilly & Company
Cash, cash equivalents, and marketable securities now sufficient to fund operations into the second half of 2028
VANCOUVER, Wash. and NEW YORK, August 11, 2026 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics designed with generative AI, today reported financial and operating results for the quarter ended June 30, 2026.
“The positive Phase 1 interim data from our HEADLINE trial, combined with our strengthened balance sheet and advancing platform, position us well for what comes next,” said Sean McClain, Founder and CEO. “We are fast approaching defining moments for Absci, with interim proof-of-concept data for pattern hair loss later this year and our full 26-week readout in early 2027. These results have the potential to demonstrate ABS-201's regenerative mechanism and change the treatment paradigm for the millions of people living with pattern hair loss. And this is just the beginning for our prolactin receptor franchise within our overall proprietary pipeline, with endometriosis expansion ahead.”
Recent Highlights
•Reported positive interim Phase 1 data from Absci's first-in-human trial of ABS-201 (anti-PRLR antibody). Blinded, aggregate interim data suggest study drug was well tolerated and exhibited a favorable safety and tolerability profile. Based on available interim pharmacokinetic (PK) data across all four single ascending dose (SAD) cohorts, half-life for ABS-201 is estimated to be at least 65 days. These results support the potential for dosing two or three times over a six month period, pending confirmation through continued follow-up across all cohorts.
•Completed $100 million underwritten offering, including a $40 million strategic equity investment from Eli Lilly & Company, and participation from leading financial institutions including Adage, BVF Partners, Columbia Threadneedle, Invus, Redmile, and a large investment management firm.

Exhibit 99.1
•Continuing to dose participants with pattern hair loss (PHL) in multiple ascending dose (MAD) portion of the HEADLINE trial. Absci anticipates reporting interim proof-of-concept data from this study in the second half of 2026 and full proof-of-concept data in early 2027.
Prolactin (PRL) Program Portfolio
•ABS-201 for Pattern Hair Loss: ABS-201, currently undergoing Phase 1/2a studies, is being developed for pattern hair loss (PHL). Absci believes that ABS-201, if successfully developed and approved, could provide a significant new category of PHL treatment that offers the potential for durable hair growth with a convenient administration profile. In June, Absci announced positive interim Phase 1 data from the HEADLINE trial, demonstrating that the study medication appears well tolerated, with favorable safety data across all blinded single ascending dose (SAD) cohorts. Additionally, the estimated half-life of at least 65 days supports the potential for ABS-201's targeted dosing interval of two or three injections over a six-month period. Absci anticipates reporting interim proof-of-concept data in the second half of 2026 and full proof-of-concept data in early 2027.
•ABS-201 for Endometriosis: Endometriosis is a condition that impacts a large, underserved patient population with significant unmet medical need and poor standard of care. Endometriosis is prevalent in up to 10% of women worldwide, including an estimated 9 million women in the U.S., and there is currently no FDA-approved disease-modifying therapy. ABS-201 for endometriosis represents a novel non-sex steroid hormone mechanism, with potential to be disease-modifying, act on both pain and lesion growth, and offer an improved safety profile. With the safety, tolerability, and PK data generated in the ongoing HEADLINE trial, Absci anticipates initiation of a Phase 2 clinical trial for endometriosis in the fourth quarter of 2026, with potential proof-of-concept data in the second half of 2027.
•ABS-202 for Undisclosed I&I Indication: ABS-202 is an anti-PRLR antibody in preclinical development for an undisclosed I&I indication.
Other Internal Pipeline Programs and Partnerships
Absci continues to advance its ongoing drug creation partnered programs, as well as partnering discussions for other internal programs at various stages of preclinical and clinical development.
Absci’s new partnership with Eli Lilly is tailored around the clinical development strategy for ABS-201, and does not confer any program rights to Eli Lilly. As part of Eli Lilly’s $40 million strategic investment in Absci, a representative from Eli Lilly has joined Absci’s Endometriosis Advisory Board.
Recent Publications, Presentations, and Abstracts

Exhibit 99.1
Peer-Reviewed Publications
•mAbs 2026: "Efficient inference of non-polyreactive antibody variants dependent on local fine-tuning"
Accepted Presentations and Abstracts
•American Academy of Dermatology Innovation Academy (AAD) 2026: "ABS-201, an AI-designed Antibody, Blocks Prolactin/PRLR Signaling and Presents a Novel Biologic Strategy for the Treatment of Androgenetic Alopecia"
•Summer RosettaCon 2026: "Origin-1: A Generative AI Platform for De Novo Antibody Design Against Novel Epitopes"
•Third Barcelona Hair Meeting 2026: "ABS-201-Mediated Prolactin Receptor Inhibition Promotes Hair Growth in Androgen-Sensitive Male Scalp"
•European Academy of Dermatology and Venereology Congress (EADV) 2026: "Prolactin Receptor Antagonism by ABS-201 Drives Hair Follicle Growth and Stem/Progenitor Cell Expansion in Human Male Scalp Skin"
•American Society for Reproductive Medicine (ASRM) 2026: "Prolactin Receptor Blockade With Anti-Prolactin Receptor Antibody (Anti-PRLR Ab) Relieves Pain and Inflammation in a Homologous Transplant Mouse Model of Endometriosis"
Second Quarter 2026 Financial Results
Revenue was $0.3 million for the three months ended June 30, 2026, compared to $0.6 million for the three months ended June 30, 2025.
Research and development expenses were $22.6 million for the three months ended June 30, 2026, compared to $20.5 million for the three months ended June 30, 2025. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical and clinical development of ABS-201, offset by a decrease in personnel-related costs.
Selling, general, and administrative expenses were $9.2 million for the three months ended June 30, 2026, compared to $8.5 million for the three months ended June 30, 2025. This increase was primarily due to stock-based compensation and other administrative costs.
Net loss was $33.2 million for the three months ended June 30, 2026, compared to $30.6 million for the three months ended June 30, 2025.
Cash, cash equivalents, and marketable securities as of June 30, 2026 were $201.1 million, compared to $125.7 million as of March 31, 2026. The cash, cash equivalents, and marketable securities as of June 30, 2026 reflects $93.6 million of net proceeds from Absci's underwritten offering completed in June 2026.

Exhibit 99.1
Based on the company's current projections, Absci now believes its cash, cash equivalents, and marketable securities will be sufficient to fund its operating plans into the second half of 2028.
Webcast Information
Absci will host a conference call to discuss its second quarter 2026 business updates and financial and operating results on Tuesday, August 11, 2026 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201™, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential. Absci is headquartered in Vancouver, WA, with AI Research Labs in New York City and Serbia, and an Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding any or all of the following: development and clinical progress of Absci's pipeline programs, including ABS-201, the design, enrollment, conduct, and timelines of our ongoing Phase 1/2a HEADLINE™ trial of ABS-201 for androgenetic alopecia; the anticipated timing of an interim proof-of-concept data readout for ABS-201 in the second half of 2026; the potential advancement of ABS-201 into Phase 3 development; the anticipated initiation of a Phase 2 clinical trial of ABS-201 for endometriosis in the fourth quarter of 2026 and a potential proof-of-concept readout in the second half of 2027; the anticipated characteristics and product profile of ABS-201 as a drug product, our target product profile

Exhibit 99.1
and its attributes, the terms, anticipated benefits and strategic rational of our collaboration with Elil Lilly including Eli Lilly's participation in our Endometriosis Advisory Board; the potential for an expedited development pathway including the possibility of advancing directly from Phase 1/2a into Phase 3, our planned engagement with the FDA regarding development strategy, and potential market opportunity and commercial prospects for ABS-201 in pattern hair loss and endometriosis; projections regarding potential market opportunity based on various assumptions, including potential regulatory approval, the final approved label, and the evolving competitive landscape, any of which could cause our actual addressable market to differ materially from these projections; the capabilities, development, and anticipated benefits of our ATLAS platform; Absci’s strategy, goals, anticipated financial performance and the sufficiency of its cash, cash equivalents and marketable securities to fund operating plans into the second half of 2028; and expected benefits of its collaborations with partners. Risks that contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in Absci Corporation’s most recent annual report on Form 10-K and in any other subsequent filings made by Absci Corporation with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact:
Alexander D.H. Khan
Corporate Vice President
Head of Investor Relations
investors@absci.com

Media Contact:
press@absci.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except for share and per share data)	2026	2025	2026	2025
Revenues
Partner program revenue	$318	$593	$533	$1,772
Operating expenses
Research and development	22,616	20,458	41,891	36,822
Selling, general and administrative	9,164	8,528	18,222	18,000
Depreciation and amortization	2,696	3,000	5,424	6,072
Total operating expenses	34,476	31,986	65,537	60,894
Operating loss	(34,158)	(31,393)	(65,004)	(59,122)
Other income (expense)
Interest expense	(2)	(56)	(20)	(135)
Other income, net	990	1,011	2,273	2,469
Total other income, net	988	955	2,253	2,334
Loss before income taxes	(33,170)	(30,438)	(62,751)	(56,788)
Income tax expense	(40)	(131)	(58)	(127)
Net loss	$(33,210)	$(30,569)	$(62,809)	$(56,915)

Net loss per share: Basic and diluted	$(0.21)	$(0.24)	$(0.40)	$(0.45)

Weighted-average common shares outstanding: Basic and diluted	157,471,712	127,592,948	155,217,585	126,035,844

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except for share and per share data)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$107,865	$20,025
Marketable securities	93,277	124,267
Prepaid expenses and other current assets	7,124	5,281
Total current assets	208,266	149,573
Operating lease right-of-use assets	2,442	2,914
Property and equipment, net	16,721	20,860
Intangibles, net	40,051	41,514
Restricted cash, long-term	1,054	1,053
Other long-term assets	383	383
TOTAL ASSETS	$268,917	$216,297
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,257	$19,348
Long-term debt	150	873
Operating lease obligations	2,037	1,805
Deferred revenue	1,154	739
Total current liabilities	19,598	22,765
Operating lease obligations, net of current portion	1,642	2,624
Deferred revenue, long-term	240	436
Other long-term liabilities	1,306	1,023
TOTAL LIABILITIES	22,786	26,848

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	17	15
Additional paid-in capital	933,557	813,627
Accumulated deficit	(687,593)	(624,784)
Accumulated other comprehensive income	150	591
TOTAL STOCKHOLDERS' EQUITY	246,131	189,449
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$268,917	$216,297